UNITED STATES
		     SECURITIES AND EXCHANGE COMMISSION
			  Washington, D.C. 20549








				 Form 8-K

			      CURRENT REPORT

		      Pursuant to Section 13 or 15(d)
		 of the Securities Exchange Act of 1934


	    Date of Report (Date of earliest event reported)

			     August 27, 1996



		     Southern National Corporation
	(Exact name of registrant as specified in its charter)



		   Commission file number :  1-10853


	  North Carolina                           56-0939887
     (State of Incorporation)       (I.R.S. Employer Identification No.)


	200 West Second Street
     Winston-Salem, North Carolina                        27101
(Address of Principal Executive Offices)               (Zip Code)



			      (910) 733-2000
	  (Registrant's telephone number, including area code)


This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower center.

Item 5. Other Events

	Southern National Corporation ("Southern National") and Fidelity Financial Bankshares Corporation of Richmond, Virginia, ("Fidelity Financial") have entered into an Agreement and Plan of Reorganization, dated as of August 22, 1996 (the "Agreement"), whereby Southern National will purchase Fidelity Financial in a stock transaction valued at $59.4 million based on Southern National's closing stock price on August 21, 1996 of $31.125.

	The transaction, approved by the Board of Directors of both organizations, will be accounted for as a pooling-of-interests transaction in which Fidelity Financial shareholders will receive .7931 shares of Southern National's common stock in exchange for each share of Fidelity Financial stock held.

	The deal is valued at $24.68 per Fidelity Financial share. The exchange ratio is fixed between Southern National stock prices of $26.50 and $31.50. There is an adjustment provision with an outer collar of $24.00 and $35.00.
Any adjustments will be based on the average Southern National stock price for a specified 20-day period prior to closing.

	Fidelity Financial, with $321 million in assets, operates seven branches in the Richmond metropolitan area through its subsidiary, Fidelity Federal Savings Bank. The savings bank will merge into BB&T (Branch Banking & Trust Company) of Virginia, one of three banking subsidiaries operated by Southern National under the BB&T name.

	Southern National, the seventh largest bank holding company in the Southeast with $20.6 billion in assets, entered Virginia last year with the acquisition of Commerce Bank of Virginia Beach. Fidelity Financial represents Southern National's second merger in Virginia and gives the Winston-Salem, N.C.-based company more than $1 billion in assets in Virginia. BB&T of North Carolina currently controls the second largest share of deposits in North Carolina, and BB&T of South Carolina controls the third largest share in South Carolina.

	In connection with the Agreement, Fidelity Financial granted Southern National an option to purchase Fidelity Financial common stock equal to 19.9% of the currently outstanding shares at an exercise price of $13.00 per share. The option is exercisable only in certain events if the transaction is not completed. The transaction is expected to be completed during the first quarter of 1997 and is subject to the approval of regulators and the stockholders of Fidelity Financial and customary closing conditions.

S I G N A T U R E

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

					       SOUTHERN NATIONAL CORPORATION
							(Registrant)

					       By:     /S/ SHERRY A. KELLETT

						     Sherry A. Kellett
					Executive Vice President and Controller
					      (Principal Accounting Officer)
Date:  August 27, 1996
                                 Page 3